Exhibit 10.11

Ditech Financial LLC
1100 Virginia Drive, Suite 100A
Fort Washington, PA
ditech.com

June 28, 2018

New Residential Mortgage LLC
1345 Avenue of the Americas, 45th Floor
New York, NY 10105
Attention: Jonathan Grebinar

Re:	Subservicing Agreement dated August 8, 2016 by and between New Residential Mortgage LLC “NRM”) and Ditech Financial LLC (“Ditech”) (the “Subservicing Agreement”)

Dear Jonathan:

Reference is made to the above Subservicing Agreement. Capitalized terms used in this letter and not defined herein shall have the meaning given to them in the Subservicing Agreement.

Ditech and NRM have agreed that NRM will use commercially reasonable efforts to transfer to Ditech for subservicing under the Subservicing Agreement certain mortgage servicing rights acquired by NRM after the date hereof relating to first lien residential mortgage loans regarding which Fannie Mae or Freddie Mac is the investor, which mortgage loans shall number approximately 28,000 units and have an outstanding principal balance of approximately $7 billion as of the related Transfer Date (such mortgage servicing rights the “New Subservicing”); provided, however that if a termination event as provided in Section 5.3 of the Subservicing Agreement occurs after the date of this letter and before the Transfer Date, NRM shall have no obligation to continue such efforts.

Notwithstanding any contrary provisions in the Subservicing Agreement, commencing on the Transfer Date relating to the New Subservicing, NRM shall not fail to renew the Subservicing Agreement, or terminate the Subservicing Agreement without cause, in each case solely in connection with the New Subservicing, before the date that is one (1) year after the related Transfer Date.

Additionally, NRM and Ditech shall cooperate in good faith to negotiate and execute, prior to the Transfer Date, in connection with the New Subservicing, a waiver of termination for cause rights under the Subservicing Agreement arising from events occurring prior to the Transfer Date, in substantially the form of the letter agreement dated January 17, 2017 between NRM and Ditech.

The Transfer Date shall be as mutually agreed between Ditech and NRM, provided that NRM shall use commercially reasonable efforts to transfer the New Subservicing on or before October 1, 2018.

The New Subservicing shall be subject to the terms and conditions of the Subservicing Agreement, as applicable, on and after the Transfer Date, except as otherwise provided in this letter. For the avoidance of doubt, in no event shall this letter and the terms contained herein be deemed to limit or inhibit Purchaser’s rights under the Subservicing Agreement with respect to the mortgage loans currently serviced under the Subservicing Agreement or in any way other than as expressly set forth herein, and this letter shall not be deemed to operate as a waiver with respect to the Subservicing Agreement.

Please indicate your agreement to the above terms by signing where indicated below and returning a fully signed copy of this letter to me.

Very truly yours,

/s/ Todd Block
Todd Block
Senior Vice President

ACCEPTED AND AGREED:

New Residential Mortgage LLC

By: /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer and Chief Operating Officer